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                         CAPSTONE ASSET PLANNING COMPANY
                           5847 SAN FELIPE, SUITE 4100
                              HOUSTON, TEXAS 77057
                                  713-260-9000
                                  800-262-6631

SELLING GROUP AGREEMENT

Ladies/Gentlemen:

We invite you to participate in the distribution of the shares of any open-end investment companies (herein collectively referred to as the "shares"), of which we are or may become the principal underwriter (herein collectively referred to as the "Funds" and individually as a "Fund"), subject to the following terms:

1. You agree to use your best efforts in the development and promotion of shares of the Funds. In all sales of shares of the Funds to the public, you shall act as dealer for your own account, and in no transaction shall you have any authority to act as agent for the Fund or for us.

2. Orders for the purchase of shares of a Fund will be accepted by us only at its public offering price (net asset value plus the applicable sales commission, if any) described in the Fund's then current prospectus and in accordance with the terms and conditions set forth in the prospectus. You will forward to us the orders in accordance with our procedures then in effect.

3. All orders are subject to acceptance or rejection by us and become effective only upon confirmation by us. We reserve the right not to accept any specific order for the purchase of shares. We will not accept a conditional order.

4. Payment for shares purchased from us must be received by us within five business days after the acceptance of your order or such shorter time as may be required by law. If such payment is not so received, we reserve the right, without notice, forthwith to cancel the sale or, at our option, to sell the shares ordered by you back to the Fund, in which latter case you may be held responsible for any loss, including loss of profit, suffered by us and/or the Fund resulting from your failure to make the aforesaid payment. Where sales of any Fund shares are contingent upon the Fund's receipt of funds in payment therefor, you will forward promptly to us any purchase orders and payments received by you from investors.

5. You shall purchase shares only from us or from your customers. If you purchase shares from us, all such purchases shall be made only to cover orders received by you from customers or for your own bona fide investment. If you purchase shares from your customers, you shall pay such customers not less than the applicable redemption price as established by the then current prospectus.

6. You shall sell shares only: (a) to customers at the applicable public offering price; and (b) to us as agent for the Fund at the repurchase price. In such a sale to us, you may act either as principal for your own account or as agent for your customer. If you act as agent for your customer in selling shares to us, you agree not to charge your customer more than a fair commission for handling the transaction.

7. You shall not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding; e.g., by a change in the net asset value from that used in determining the public offering price to your customers.

8. Unless at the time of transmitting an order you advise us to the contrary, we may consider the order to be the total holding of the investor and assume that the investor is not entitled to any reduction in sales price beyond that accorded to the amount of the purchase as determined by the schedule set forth in the then current prospectus.

9. We shall pay to you a commission on each order solicited by you and accepted by us equal to the amount calculated pursuant to the commission schedule in effect on the day such order is accepted. We may amend such schedule from time to time by providing written notice of amendment to you. You shall not share or rebate any portion of such commissions or otherwise grant any concessions, discounts or other allowances to any person who is not a broker or dealer actually engaged in the investment banking or securities business. No commission will be payable with respect to a purchase of shares involving the reinvestment of income dividends and capital gain distributions.

10. If any shares sold pursuant to an order solicited by you under the terms of this Agreement are redeemed by any of the Funds (including redemptions resulting from an exchange for shares of another investment company) or are repurchased by us as agent for the Fund or are tendered to a Fund for redemption within seven business days after the confirmation to you of the original purchase order for such shares, you shall pay forthwith to us the full amount of the commission allowed to you on the original sale, provided we notify you of such repurchase or redemption within ten days of the date upon which written redemption requests and, if applicable, share certificates are delivered to us or to the Fund.

11. (a) To the extent you provide distribution and shareholder services to shareholders of any Fund which has adopted a Service and Distribution Plan ("12b-1 Plan") pursuant to Rule 12b-1 of the Investment Company Act of 1940 (the "Act"), we shall pay you a fee, as established by the Board of Directors or Trustees and stated in the then current Fund prospectus, based upon the average net asset value of Fund shares for which you are the dealer of record or holder of record, or owned by shareholders with whom you have a servicing relationship. These distribution and shareholder services may include, among other items, services in connection with the distribution of Fund shares to your clients; answering client inquiries about the Fund; assisting clients in changing dividend options, account designations and addresses; performance of sub-accounting; establishing and maintaining shareholder accounts and records; processing purchase and redemption transactions; investing client account cash balances automatically in shares of the Fund; providing periodic statements with those of other transactions and balances in the client's other accounts serviced by you; arranging for bank wires; and such other information and services as may be requested, to the extent permitted by applicable




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     statute, rule or regulation. You shall provide such office space and equipment, telephone facilities and personnel as is necessary or beneficial for providing information and services to shareholders of the Fund, and to assist you in servicing accounts of clients. You shall transmit promptly to clients all communications sent to you for transmittal to clients by or on behalf of the Fund, us or the Fund's investment adviser, custodian or transfer or dividend disbursing agent.

     (b) You shall furnish us with such information as shall reasonably be requested by us or by directors or trustees of the Fund with respect to fees paid to you pursuant to this Section. It is our obligation to furnish to the directors or trustees, for their review, (1) on a quarterly basis, a written report of the amounts expended under this Section, and the purposes for which such expenditures were made, and (2) on an annual basis, such information as may be reasonably necessary to make an informed determination as to whether the 12b-1 Plan should be continued.

     (c) The provisions of this Section shall continue in full force and effect
     (1) from year to year only so long as such continuance is specifically approved at least annually by vote of the Fund's Board of Director or Trustees, and of the directors or trustees who are not "interested persons" of the Fund as defined in the Act and have no direct or indirect financial interest in the 12b-1 Plan or in any agreements related to the 12b-1 Plan, cast in person at a meeting called for the purpose of voting on the 12b-1 Plan or this Section, and (2) only so long as the Fund's Distribution Agreement with us or this Agreement remains in effect. The provisions of this Section may be terminated at any time, without the payment of any penalty, by vote of the directors or trustees, or by vote of a majority of the Fund's outstanding voting securities, and shall be terminated immediately in the event of assignment as that term is defined in the Act. The provisions of the 12b-1 Plan and the Distribution Agreement between the Fund and us, insofar as they relate to this Section, are incorporated herein by reference. The 12b-1 Plans in effect on the date of this Agreement are substantially in the form set forth as Exhibit A hereto.

12.  You represent that (check one):

     (a) You are a member of the National Association of Securities Dealers, Inc. ("NASD") and agree to maintain membership in the NASD. You agree to abide by all the rules and regulations of the Securities and Exchange Commission and the NASD which are binding upon underwriters and dealers in the distribution of the securities of open-end investment companies, including without limitation, Section 26 of Article III of the NASD Rules of Fair Practice, all of which are incorporated herein as if set forth in full. You shall comply with all applicable state and Federal laws and the rules and regulations of authorized regulatory agencies. You will not sell or offer for sale shares of any Fund in any state where (i) you are not qualified to act as a dealer or (ii) the shares are not qualified for sale under the Blue Sky laws and regulations for such state, except for states in which they are exempt from qualification. You agree to notify us immediately if your license or registration to act as a broker-dealer is revoked or suspended by any Federal, self-regulatory or state agency; or

     (b) You are a broker or dealer in a country other than the United States who is not eligible for membership in the NASD (or any other registered securities association) and, as a condition of your receipt of commissions hereunder with respect to transactions in Fund shares, you agree that, in making sales to purchasers within the United States of Fund shares as to which commissions are paid to you hereunder, you will conform, to the same extent as if you were an NASD member, to the provisions of paragraphs (a) and (b) of Section 25 of the NASD Rules of Fair Practice, which paragraphs are attached hereto and incorporated herein.

13. Stock certificates for shares sold to you shall be issued only if specifically requested.

14. Each Fund reserves the right in its discretion, and we reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of shares entirely. We reserve the right, without notice, to amend, modify or cancel this Agreement.

15. We may cooperate with other broker-dealers who are licensed members of the NASD, registered with the SEC and duly licensed by the appropriate regulatory agency of each state in which they will solicit orders to purchase shares of the Funds and with qualified broker-dealers in other countries. Such other broker-dealers may be employed by us on terms and conditions identical or similar to this Agreement and to that extent such other broker-dealers shall compete with you in the sale of shares.

16. This Agreement shall become effective as of the date when it is executed and dated by you below. After this Agreement becomes effective, either party may terminate it at any time for any reason by giving 30 days' written notice to the other party. This Agreement shall automatically terminate at the first occurrence of any of the following events: (a) the Registration Statement shall cease to be effective; (b) the Fund shall be dissolved or liquidated; or (c) your license or registration to act as a broker-dealer shall be revoked or suspended by any Federal, self-regulatory or state agency, or, with respect to a firm that has checked paragraph 12(b), above, by any equivalent non-United States regulatory organization.

17. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered at or mailed to you at the address specified below and to us at Capstone Asset Planning Company - Compliance Dept., 5847 San Felipe, Suite 4100, Houston, Texas 77057. Either party may change the address to which notices are to be delivered to it by providing the other party with written notice of such change of address. Any notice required or permitted under this Agreement shall not be deemed given until actual receipt.

18. This Agreement shall not be assigned by either party without the prior written consent of the other party.

19. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without giving effect to conflict of laws.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first below written.

                         CAPSTONE ASSET PLANNING COMPANY

                By
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                                    President

Accepted and Agreed to this ____________ day ___________ of ______, 19___.


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(Firm)

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(Firm's Tax Identification Number)

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Telephone:
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                                    EXHIBIT A
                               FORM OF 12b-1 PLANS

  THE 12b-1 PLANS ADOPTED BY FUNDS IN THE CAPSTONE GROUP WITH SUCH PLANS ARE
                      SUBSTANTIALLY IN THE FOLLOWING FORM:

                          SERVICE AND DISTRIBUTION PLAN

INTRODUCTION: It has been determined that the Fund will pay for certain costs and expenses incurred in connection with the distribution of its shares and servicing of its shareholders and adopt the Service and Distribution Plan (the "Plan") set forth herein pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

The Board of Directors, in considering whether the Fund should implement the Plan, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes.

In voting to approve the implementation of the Plan, the directors have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its existing and future shareholders.

THE PLAN: The material aspects of the financing by the Fund of distribution expenses to be incurred in connection with securities of which it is the issuer are as follows:

1. The Fund will reimburse Capstone Asset Planning Company ("CAPCO") for costs and expenses incurred in connection with the distribution and marketing of shares of the Fund and servicing of Fund shareholders. Such distribution and servicing costs and expenses may include: (1) printing and advertising expenses; (2) payments to employees or agents of CAPCO who engage in or support distribution of the Fund's shares, including salary, commissions, travel and related expenses; (3) the costs of preparing, printing and distributing prospectuses and reports to prospective investors; (4) expenses of organizing and conducting sales seminars; (5) expenses related to selling and servicing efforts, including processing new account applications, transmitting customer transaction information to the Fund's transfer agent and answering questions of shareholders; (6) payments of fees to one or more broker-dealers (which may include CAPCO itself), financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Organization"), in respect of the average daily value of the Fund's


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     shares owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders with whom the Service Organization has a servicing relationship; (7) costs and expenses incurred in implementing and operating the Plan; and (8) such other similar services as the Fund's Board of Directors determines to be reasonably calculated to result in the sale of Fund shares.

     CAPCO will be reimbursed monthly for such costs, expenses or payments at an annual rate of up to but not more than ______% of the average daily net assets of the Fund. Any expense payable hereunder may be carried forward for reimbursement for up to twelve months beyond the date in which it is incurred, subject always to the limit that not more than ______% of the Fund's average daily net assets may be used in any month to pay expenses pursuant to the Plan. The Fund shall incur no interest or carrying charges for expenses carried forward. In the event the Plan is terminated as herein provided, the Fund shall have no liability for expenses that were not reimbursed as of the date of termination.

2. CAPCO may periodically pay to one or more Service Organizations (which may include CAPCO itself) a fee in respect of the Fund's shares owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships. Such fees will be computed daily and paid quarterly by CAPCO at an annual rate not exceeding ______% of the average net asset value of the Fund's shares owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships.

     The payment to a Service Organization is subject to compliance by the Service Organization with the terms of a Selling Group Agreement between the Service Organization and CAPCO (the "Agreement"), the form of which is attached hereto as Exhibit A. If a shareholder of the Fund ceases to be a client of a Service Organization that has entered into an Agreement with CAPCO, but continues to hold shares of the Fund, CAPCO will be entitled to receive a similar payment in respect of the servicing provided to such investors. For the purposes of determining the fees payable under the Plan, the average daily net asset value of the Fund's shares shall be computed in the manner specified in the Fund's current prospectus for the computation of the value of the Fund's net asset value per share.

3. The Board of Directors shall be provided, at least quarterly, with a written report of all amounts expended pursuant to the Plan. The report shall state the purposes for which the amounts were expended.

4. The Plan will become effective immediately upon approval by (a) a majority of the outstanding voting securities of the Fund, and (b) a majority of the Board of Directors, including a majority of the directors who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Plan Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan. If additional series are added to the Fund, the Plan will become effective as to each such series upon approval by (a) a majority of the outstanding voting securities of such series, and
     (b) a majority of the Board of Directors, including a majority of the Plan Directors, pursuant to a vote cast in person at a meeting called for such purpose.

5. The Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved by a majority of the Board of Directors, including a majority of the Plan Directors pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

6.   The Plan may be amended at any time by the Board of Directors provided that
     (a) any amendment to increase materially the costs which the Fund or a series may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the respective series of the Fund and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 4(b) hereof.

7. The Plan is terminable without penalty at any time with respect to any series of the Fund by (a) vote of a majority of the Plan Directors, or (b) vote of a majority of the outstanding voting securities of the respective series of the Fund.

8. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any agreement entered into in connection with the Plan shall provide to the Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

9. While the Plan is in effect, the selection and nomination of directors who are not "interested persons" (as defined in the Act) of the Fund shall be committed to the discretion of the directors who are not "interested persons."

10. The Fund shall preserve copies of the Plan, any agreement in connection with the Plan, and any report made pursuant to paragraph 8 hereof, for a period of not less than six years from the date of the Plan or such agreement or report, the first two years in an easily accessible place.